EXHIBIT 10.1
AMENDMENT NO. 3
and Confirmation of Lease

84 October Hill Road, Holliston, Massachusetts

This Amendment No. 3 and Confirmation of Lease (this "Amendment") is entered into as of this 30th day of May, 2014 ("Effective Date") between Seven October Hill LLC, a Massachusetts Limited Liability Company ("Landlord"), and Harvard Bioscience, Inc., a Delaware corporation ("Tenant") for the purpose of amending the Lease between Landlord and Tenant dated December 30, 2005 (the "Original Lease"). The term "Lease" as used herein shall mean the Original Lease, as amended by this Amendment. Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

Pursuant to the terms of the Lease, Tenant leases certain Premises located in the building known as 84 October Hill Road, Holliston, MA, and more particularly described in the Lease. Tenant now desires to lease additional space in the Building and therefore, the parties now desire to amend the Lease to reflect the leasing of the additional space, to extend the Term of the Lease and to make certain other revisions as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Revised Basic Lease Information. The Basic Lease Information section of the Lease is hereby deleted in its entirety and the following is substituted therefore:

BASIC LEASE INFORMATION

Lease Date:	as of December 30, 2005

Tenant:	Harvard Bioscience, Inc.

Landlord:	Seven October Hill, LLC, a Massachusetts limited liability company.

Premises:
Approximately 83,123 rentable square feet of space in the building (Building # 7) (the "Building") whose street address is 84 October Hill Road, Holliston, Massachusetts. The Premises is comprised of collectively, the Existing Premises and the Expansion Premises. The term "Building" includes the land on which the Building is located and the driveways, parking facilities and similar improvements located thereon.

Existing Premises:	Approximately 61,570 rentable square feet of space in the Building as shown more particularly on the floor plans attached to this Amendment as Exhibits A1-A4.

Expansion Premises:	Approximately 21,553 rentable square feet of space in the Building as shown more particularly on the floor plans attached to this Amendment as Exhibit B.

Park:	The industrial park known as New Englander Industrial Park, October Hill Road, Holliston, MA. The Building is located in the Park.

Commencement Date:	March 1, 2006.

EP Commencement Date:	The later to occur of (i) September 1, 2014; or (ii) the Substantial Completion Date as defined in Section 2 of this Amendment.

Term:
With respect to the Existing Premises, the period commencing on the Commencement Date, and with respect to the Expansion Premises, the period commencing on the EP Commencement Date, and in each case expiring one hundred twenty (120) months after the EP Commencement Date (anticipated on August 31, 2024), unless terminated earlier pursuant to the terms of this Lease (the "Expiration Date").

Basic Rent:    Basic Rent shall be the following amounts for the following periods of time:

Period	Monthly Basic Rent	Rate per R.S.F
Effective Date— one (1) day immediately preceding the EP Commencement Date	$28,476.12	$5.55 per rsf/triple net
EP Commencement Date — Month 12 (August 31, 2015)	$39,830.00	$ 5.75 per rsf/triple net
Month 13 — Month 24 (September 1, 2015—August 31, 2016)	$39,830.00	$ 5.75 per rsf/triple net
Month 25 — Month 36 (September 1, 2016—August 31, 2017)	$39,830.00	$ 5.75 per rsf/triple net
Month 37 — Month 48 (September 1, 2017—August 31, 2018)	$41,561.00	$ 6.00 per rsf/triple net
Month 49 — Month 60 (September 1, 2018—August 31, 2019)	$42,254.00	$ 6.10 per rsf/triple net
Month 61 — Month 72 (September 1, 2019—August 31, 2020)	$42,254.00	$ 6.10 per rsf/triple net
Month 73 — Month 84 (September 1, 2020—August 31, 2021)	$43,640.00	$ 6.30 per rsf/triple net
Month 85 — Month 96 (September 1, 2021—August 31, 2022)	$43,640.00	$ 6.30 per rsf/triple net
Month 97 — Month 108 (September 1, 2022—August 31, 2023)	$45,025.00	$ 6.50 per rsf/triple net
Month 109 — Month 120 (September 1, 2023—August 31, 2024)	$45,025.00	$ 6.50 per rsf/triple net
*Dates in parenthesis ( ) are estimated dates

Security Deposit:
$40,000.00. Landlord is currently holding $30,785.00 and upon execution of this Amendment, Tenant shall pay to Landlord $9,215.00 as an additional security deposit. See Section 6 of the Original Lease.

Rent:	Basic Rent plus all additional rent and other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.

Permitted Use:	Office, warehouse, distribution and light manufacturing use as permitted by the zoning by-laws of the Town of Holliston.

Tenant's Proportionate Share:
54.97%, provided that from and after the EP Commencement Date, Tenant's Proportionate Share shall mean 74.22% (the percentage obtained by dividing the rentable square feet in the Premises (83,123) by the rentable square feet in the Building (112,000))

Initial Liability Insurance Amount:	$2,000,000.00.

Tenant’s Address:	For All Notices:
Harvard Bioscience, Inc. 84 October Hill Road Holliston, MA 01746 Attn: Robert Gagnon Telephone: (508) 893 8999 Telecopy: (508) 429 8478

Landlord’s Address:	For all Notices & Payments:
Seven October Hill LLC c/o Parsons Commercial Group 1881 Worcester Road Framingham, MA 01701 Attention: John R. Parsons, Jr. Telephone: 508-820-2700 Telecopy: 508-820-2727

The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. If any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

2.           Landlord's Work/Expansion Premises. Landlord agrees to perform the work and improvements in the Expansion Premises as described on Exhibit C attached hereto and made a part hereof ("Landlord's Work"). Landlord's Work shall be performed in a good and workmanlike manner substantially in accordance with the plans and specifications referenced in Exhibit C and in accordance with all applicable laws and regulations. Landlord may make reasonable substitutions of the materials and methods of construction described in Exhibit C in order to accommodate field conditions encountered during performance of Landlord's Work. Except for the completion of Landlord's Work, Tenant acknowledges and represents to Landlord that it has inspected and examined, or caused to be inspected and examined, the Expansion Premises and that it is satisfied with the physical condition and state of repair thereof, and Tenant will accept the Expansion Premises on the EP Commencement Date, in their existing condition and state of repair "as-is" subject to performance of Landlord's Work, and Landlord shall have no obligation to do any work or make any installation or alteration of any kind to the Expansion Premises, except any "punch-list items" to complete Landlord's Work.

Tenant's interior furnishings (i.e., specification, coordination, supply and installation of furniture, furnishings, telephones and movable equipment) will be the responsibility of Tenant. Tenant's installation of furnishings and later changes or additions to the Expansion Premises may occur prior to the Substantial Completion Date upon Landlord's prior approval, which approval shall not be unreasonably withheld, conditioned or delayed, provided that such work shall be coordinated with any work being performed by Landlord in such manner as to maintain reasonably harmonious labor relations and so as not to cause any delay in Landlord's Work or damage the Building or unreasonably interfere with the Building's operations. Tenant's occupancy of the Expansion Premises for such purposes prior to the Substantial Completion Date shall be governed by all the terms and provisions of this Lease other than the payment of Rent.

The "Substantial Completion Date" shall be the date that (1) Landlord's Work has been substantially completed (with the exception of minor items which can be completed without material interference to Tenant's access to or use of the Premises for the Permitted Use, i.e., so called "punch-list items") and (2) the Expansion Premises can be legally occupied, with a certificate of completion, certificate of occupancy or similar certification issued by the applicable governmental authority. Landlord shall diligently pursue and complete all punch-list items within a reasonable time, subject to availability of materials, and other factors beyond Landlord's reasonable control. Notwithstanding the foregoing, if the Substantial Completion Date is delayed due to delays caused by Tenant (a "Tenant Delay"), including, without limitation, change orders, lack of timely action with respect to plans or submission of information which Tenant is required to provide hereunder, long lead time items required by Tenant, or any other actions or inactions of Tenant which directly prevent Landlord from completing (or which directly delay) any of Landlord's Work, the actual Substantial Completion Date shall be moved back by the same number of days that substantial completion was delayed by reason of any of the foregoing Tenant delays. Before Landlord may claim a Tenant Delay, Landlord shall give Tenant written notice of any action or inaction on the part of Tenant that may result in such a Tenant Delay. The estimated Substantial Completion Date is September 1, 2014.

Landlord shall deliver the Expansion Premises to Tenant on the Substantial Completion Date with the base building, including slab, steel, structure, exterior walls, roof, and mechanical systems in good working order.

In the event that Landlord has not Substantially Completed Landlord's Work with respect to the Expansion Premises and delivered the Expansion Premises to Tenant by September 15, 2014, subject to delays due to Force Majeure or Tenant Delay, then Basic Rent for the Expansion Premises shall be abated on the basis of one (1) day of Basic Rent for every day that Landlord has not Substantially Completed Landlord's Work and delivered the Expansion Premises to Tenant after September 15, 2014.

3.           Landlord's Work/Existing Premises. Landlord agrees, at Landlord's sole cost and expense, to perform the following work, as part of Landlord's Work: (1) construction of a product display area in the reception area lobby of the Existing Premises, the scope and size of such display to be mutually agreed upon by Landlord and Tenant; (2) repaint selected areas of the Existing Premises as needed; and (3) paint and recarpet the common area lobby (lobby A) and sheet rock or paint the interior red brick in this lobby.

           Utilities. In accordance with the provisions of Section (8)(a) of the Original Lease, Tenant shall obtain and pay for all water, gas, electricity, heat, telephone, sprinkler charges and other utilities and services servicing the Premises. The utilities are separately metered and Tenant shall pay all such charges directly to the utility service providers, together with all taxes, penalties, surcharges, and maintenance charges pertaining thereto.

5.            Parking and Loading Docks. Notwithstanding anything to the contrary in the Original Lease, Tenant shall be entitled to use up to one hundred and ten (110) parking spaces in the Building's parking area on an unreserved basis. Tenant shall the exclusive right to use the loading docks located within the Premises.

6.           Adjacent Space. Tenant shall have a right of first refusal (the "Right of First Refusal"), subject to the terms herein, with respect to the space currently occupied by Union Bio and shown as the "Union Bio Space" on the floor plan attached hereto as Exhibit B-1 (the "Refusal Space"). The Right of First Refusal shall be exercised as follows: Landlord shall send Tenant a notice stating that (i) Union Bio intends to vacate the Refusal Space and the expected date that the Refusal Space will be available to lease and (ii) the rental rate upon which Landlord is willing to lease the Refusal Space, which shall be the fair market rent as determined, in good faith, by Landlord ("Landlord's RFR Notice"). Tenant may lease the Refusal Space by providing Landlord with written notice of exercise sent within ten (10) days after the date of Landlord's RFR Notice. If Tenant sends notice to Landlord within the time period set forth above electing to lease the Refusal Space, the Refusal Space shall be added to this Lease for the Term and at the rental rate set forth in Landlord's RFR Notice and the parties shall enter into an amendment to this Lease reflecting the addition of the Refusal Space to the "Premises" and the adjustment to the Basic Rent and Tenant's Proportionate Share and such other terms as Landlord may reasonably request. If Tenant fails to reply within the time period set forth above, or provides notice that Tenant does not want to lease the Refusal Space, this Right of First Refusal shall automatically terminate and Tenant shall have no further rights under this Section 6, except that Landlord may only lease the Refusal Space to a third party at the rental rate specified in Landlord's RFR Notice, if Landlord decreases the rental rate offered to a third party, Landlord shall provide a new Landlord's RFR Notice to Tenant and its rights under this Section 6 shall apply to the new notice. Notwithstanding the foregoing, upon the occurrence of an Event of Default or upon any subletting of the Premises or assignment of this Lease, this Right of First Refusal shall automatically terminate. In addition, if there is less than five years left in the Term at the time the Refusal Space becomes available, Landlord shall not be obligated to deliver an RFR Notice.

7.           Amendments to Original Lease. The Original Lease is further amended as set forth below:

A.            Assignment/Sublet. Section 11(a) of the Original Lease is amended by deleting the last sentence in this Section. Any Transfer under the Lease shall require Landlord's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

B.            Casualty. Section 16 (b) of the Original Lease is amended by deleting the reference to "90 days" in the fifth line and substituting "180 days" therefore.

C.            Exhibits. The following Exhibits to the Original Lease are hereby deleted: Exhibits C (Tenant's Finish Work), D (Expansion Option), E (Renewal Option), F (Overflow Parking) and G (Landlord insurance certificate).

8.           Prior Amendments. The Original Lease has been amended by Amendment No.1 dated June 1, 2006 and Amendment No. 2 dated May 22, 2010 (collectively the "Prior Amendments"). Landlord and Tenant agree that, as of the EP Commencement Date, the Prior Amendments and all terms and conditions set forth therein are hereby terminated in their entirety and are of no further force and effect.

9.           Signage. Tenant shall have the right to install a sign on the exterior of the Building subject to Landlord's reasonable approval as to the location, size and design of such sign and the means of attachment to the Building. Tenant shall obtain all necessary approvals for such sign and shall maintain its sign in good condition and repair. At the expiration of this Lease, Tenant shall remove the sign and repair any damage to the Building caused by such removal.

10.           Operating Costs. The Operating Costs are hereby adjusted to a cap of $1.70 per rentable square foot until January 1, 2015, after such date the Operating Costs may only increase at a maximum of 5% per annum. There is no cap on Real Estate Taxes for the term of the Lease.

11.           Entire Agreement/Ratification. This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. This Amendment shall be binding upon and shall inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided to Tenant in connection with entering into the Original Lease, unless specifically set forth in this Amendment and Tenant has no further rights to extend the term of this Lease. If any inconsistency exists or arises between the terms of this Amendment and the terms of the Original Lease, the terms of this Amendment shall prevail. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the Effective Date, the Lease is and remains in good standing and in full force and effect, and Tenant has no current claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

12.            Governing Law. This Amendment shall be governed by the laws of the Commonwealth of Massachusetts.

13.            Brokers. It is agreed and understood that neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Amendment other than Parsons Commercial Group, Inc. whose commission shall be paid by Landlord pursuant to a separate agreement.

14.            Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

[Remainder of Page Intentionally Left Blank]

WHEREFORE, the parties hereunto set their hands and seals as of the date first set forth above.

LANDLORD:

Seven October Hill LLC, a Massachusetts Limited Liability Company

By:	/s/ John R. Parsons, Jr.
John R. Parsons, Jr., Manager

TENANT:

Harvard Bioscience, Inc., a Delaware corporation

By:	/s/ Robert E. Gagnon
Name: Robert E. Gagnon
Title: CFO

EXHIBITS Al- A4
FLOOR PLANS SHOWING EXISTING PREMISES

EXHIBIT Al
Not to Scale

Harvard Bioscience, Inc 84 October Hill Rd Holliston MA First Floor South Approx 37,820 RSF (South and North)

EXHIBITS Al- A4 (continued)
FLOOR PLANS SHOWING EXISTING PREMISES

EXHIBIT A2
Not to Scale

Harvard Bioscience, Inc. 84 October Hill Rd Holliston MA First Floor North Approx. 37,820 RSF (South and North)

EXHIBITS Al- A4 (continued)
FLOOR PLANS SHOWING EXISTING PREMISES

EXHIBIT A3
Not to Scale

ATWOOD
BOGART
COMM
OPEN
FINANCE
COPY
BOARD
COPY
OPEN
OPEN
STORAGE
OPEN
DN
UP

Lobby A

Harvard Bioscience, Inc. 84 October Hill Rd Holliston MA Second Floor South Approx. 8,750 RSF (Left of Lobby A)

EXHIBITS Al- A4 (continued)
FLOOR PLANS SHOWING EXISTING PREMISES
*Not to scale

EXHIBIT A4

Not to Scale

Harvard Bioscience, Inc.
84 October Hill Rd Holliston MA
Second Floor North
Approx. 4,200 RSF (Right of Lobby A)
Approx. 10,800 RSF (Rear Warehouse)

EXHIBIT B
FLOOR PLAN SHOWING EXPANSION PREMISES
*Not to scale

EXHIBIT B

Not to Scale

Harvard Bioscience, Inc.
84 October Hill Rd Holliston MA
Second Floor East
Approx. 21,553 RSF
Wall to be
Demoed

EXHIBIT B-1
FLOOR PLAN SHOWING RIGHT OF FIRST REFUSAL SPACE
*Not to scale

Union Bio Space
"Right of First
Refusal"
Space
*Approximately 6,352 RSF
Kitchen/Break Room
Storage
Closet
Womens
Mens
OFFICE
SERVER
ROOM
Office
Office

EXHIBIT C
DESCRIPTION OF LANDLORD'S WORK
For EXPANSION and EXISTING PREMISES

LANDLORD WORK LETTER SUMMARY:
The Landlord at Landlord's sole cost and expense shall perform the following work listed below under Sections 1, 2 & 3. In all other regards the Expansion Premises and the Existing Premises is taken in its "as-is" condition.

I.	TENANT IMPROVEMENT — ALLOWANCES:

Section 1- Landlord Work on the EXPANSION PREMISES:

A.  DEMO — Landlord shall remove the demising wall as shown on Exhibit B highlighted in Yellow. (This wall splits the warehouse areas of the Expansion Premises).

B.  DEMO — Landlord and Tenant will mutually agree to selective demo in the Expansion Premises Office area.

C.  CEILINGS — Landlord will install new second look tiles throughout the Expansion Premises Office Space, Restrooms, and Break room areas.

D.  PAINTING — All wall surfaces in the Office, Restrooms and Break room areas of the Expansion Premises shall receive one (1) finish coat of building standard paint over one (1) prime coat of paint. Tenant shall select the paint color for the Premises. There will be no more than two (2) wall colors used in the Premises and the color for door frames can be an additional color. (Landlord shall provide Tenant with a paint chart for the Tenant to select the paint colors from).

E.  FLOORING — New Carpet shall be installed throughout the office area of the Expansion Area. New VCT Tile will be installed in the Bathroom and Break room areas of the Expansion Premises. (Landlord shall provide Tenant with standard selection books to pick carpet and tile from.)

F.  BATHROOM VANITIES — Bathroom vanities will be replaced in all bathrooms in the Expansion Area. (Tenant will be provided a standard selection sheet by Landlord from which to choose the vanities from).

G.  LIGHTING — Landlord agrees to install LED Lighting throughout the warehouse space in the Expansion Premises. New lighting will be installed in all the Res rooms in the Expansion Premises.

H.  BREAK ROOM — Landlord agrees to install new flooring, cabinets and lighting in the Break room area to create a café environment in the Expansion Premises. (Landlord shall provide Tenant with standard selection books for the flooring, cabinets and lighting for which Tenant may choose from).

Section 2- Landlord at Landlords sole cost and expense agree to perform the following work on the EXISTING PREMISES:

A.  RECEPTION LOBBY DISPLAY — Landlord agrees to construct a product display in Existing Lobby area of the Lower Level Front entrance. The scope and size of this display area will be mutually agreeable between Landlord and Tenant.

B.  PAINTING AND TOUCH UP — Landlord agrees to re-paint and touch-up mutually agreeable areas of the Existing Premises.

Section 3- Landlord at Landlords sole cost and expense agree to perform the following work to the COMMON AREA of Lobby A:

Landlord agrees to perform the following work in the common area of Lobby A, sheetrock and paint over the existing red brick interior walls. Landlord further agrees to install new carpet in the stair areas and landings and at the upper and lower landing levels as well as the hallway in Lobby A.

II.	ABOVE STANDARD ALLOWANCES

A.           Any above-standard Tenant improvements, i.e. improvements that exceed the standards described either in quantity or quality of materials, or in structural, mechanical or electrical capacities which are requested by Tenant and elected by Tenant after Landlord has advised Tenant of the additional expense of such above standard improvements, shall be at the Tenant's sole cost expense including all reasonable related design fees, or except as may be otherwise negotiated and attached in writing.

III.	BUILDING STANDARD MATERIAL SELECTIONS

A.           Building standard materials will be selected by Tenant from samples provided by the Landlord. Any deviations from this list will be considered an "above standard" choice and will be subject to the provisions of Paragraph II above.

Carpet loop:	26oz direct glue down carpet. Sample book to be provided to Tenant by Landlord.

VCT:	AZRock VCT Standard tiles for the kitchen and computer room to be selected by the Tenant in checker board pattern.

Vinyl wall base:	New Vinyl wall base approximately 4" throughout the Premises to be selected by Tenant.

Paint:	Sherwin Williams or equivalent will be used — sample will be provided to Tenant.

Acoustical ceilings:	2'x4' Armstrong mineral fiber tile (or equivalent) with Standard Grid — second look tiles will be installed in the Expansion Area.

In all other regards the Expansion Premises and the Existing Premises are accepted in there "as-is" condition and Landlord shall have no obligation to perform additional work that is not explicitly described herein.